EXHIBIT 4.29

EQUIPMENT MANAGEMENT SERVICES AGREEMENT

Between

TEXTAINER EQUIPMENT MANAGEMENT LIMITED

and

TW CONTAINER LEASING, LTD.

Dated as of August 5, 2011

ALL RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF TW CONTAINER LEASING, LTD. ARE SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO SECURITIES LLC, AS ADMINISTRATIVE AGENT, UNDER THAT CERTAIN SECURITY AGREEMENT, DATED AS OF THE DATE HEREOF, BETWEEN TW CONTAINER LEASING, LTD. AND WELLS FARGO SECURITIES LLC, AS ADMINISTRATIVE AGENT.

-i-

TABLE OF CONTENTS

(continued)

SCHEDULES AND EXHIBITS

Schedule 1	-	CEU Value by Owner Container Type
Schedule 2	-	Regulatory Reporting Requirements
Schedule 3	-	Customer and Third Party Screening Information
Exhibit A	-	Form of Manager Report
Exhibit B	-	Form of Asset Base Report

-ii-

TABLE OF CONTENTS

(continued)

Exhibit C	-	Form of Nondisturbance Agreement
Exhibit D	-	Form of Anti-Corruption Compliance Certification
Exhibit E	-	Form of Approved Lease

-iii-

EQUIPMENT MANAGEMENT SERVICES AGREEMENT

THIS EQUIPMENT MANAGEMENT SERVICES AGREEMENT is dated as of August 5, 2011 (as amended, restated, modified or supplemented from time to time in accordance with the terms hereof, the “Agreement”), between TW CONTAINER LEASING, LTD., a Bermuda exempted company (the “Owner”), and TEXTAINER EQUIPMENT MANAGEMENT LIMITED, a Bermuda exempted company (“TEML”), as manager (the “Manager”).

RECITALS

This Agreement sets forth the terms and conditions on which Manager will acquire and manage marine cargo containers owned by Owner on Owner’s behalf.

AGREEMENT

1.	DEFINITIONS.

Capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Credit Agreement referred to below. In addition, the following capitalized terms used in this Agreement but not defined in their context shall have the meanings set forth in this Section 1.

“Account Bank” means the depositary bank at which the Finance Lease Proceeds Account is held (initially, HSBC Bank Canada).

“Account Agreement” means that certain agreement, dated on or about the date hereof, among the Manager, the Account Bank and the Administrative Agent, with respect to the Finance Lease Proceeds Account, as such agreement may be from time to time amended, restated, supplemented or otherwise modified, renewed or replaced.

“Acquisition Fee” means the fee set forth in Section 4.4.

“Agreement Termination Date” means the date on which the Owner or the Manager terminates this Agreement pursuant to Section 9.1.

“Approved Lease Form” means, with respect to any Finance Lease, the form attached hereto as Exhibit E.

“Asset Base Report” has the meaning set forth in Section 6.1(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in San Francisco, California, New York, New York, or the city in which the Administrative Agent’s Office is located, are authorized or are obligated by law, executive order or governmental decree to be closed.

“Casualty Loss” means any of the following events with respect to any Owner Container: (i) the actual total loss or compromised total loss of such Owner Container, (ii) the loss, theft or destruction of such Owner Container, (iii) Manager’s determination in its sole discretion that such Owner Container is damaged beyond repair or permanently rendered unfit for use for any reason whatsoever, (iv) the seizure, condemnation or confiscation of such Owner Container for a period exceeding sixty (60) days or (v) if such Owner Container is subject to a Lease, such Owner Container shall have been deemed under its Lease to have suffered a casualty loss as to the entire Owner Container.

“Casualty Proceeds” means, for any accounting period, all proceeds due to Owner, from: (i) a Lessee, (ii) the insurance specified in Sections 8.1 and 8.2, and (iii) any other source, to compensate Owner for a Casualty Loss with respect to an Owner Container.

“CEU” means a fixed unit of measurement, which expresses the ratio of the cost of a Container to the cost of a twenty-foot Container. The CEU for each type of Owner Container is shown on Schedule 1 to this Agreement (as such Schedule may be amended in accordance with Section 18.9).

“Change of Control” means the occurrence of any of the following events with respect to Manager: (i) the Manager amalgamates or consolidates with, or merges with or into, another Person or (ii) the Manager sells, assigns, conveys, transfers, leases or otherwise disposes of (in each case, whether in one transaction or a series of transactions) all, or substantially all, of its assets to any Person, (iii) any Person amalgamates or consolidates with, or merges with or into, the Manager, or (iv) TGH shall fail to own, directly or indirectly, a majority of the equity interests in the Manager.

“Collection Period” means, (i)(A) initially, the period beginning on and including the date hereof and ending on and including the last day of the next succeeding calendar month and (B) thereafter, the period beginning on and including the first day of the immediately succeeding calendar month and ending on and including the last day of such calendar month and (ii) with respect to any Payment Date, the Collection Period (as determined pursuant to the preceding clause (i)) that ended most recently prior to such Payment Date.

“Consolidated Funded Debt” means, for any Person as of any date of determination, the total amount of all interest-bearing obligations of such Person and its Subsidiaries (consolidated in accordance with GAAP), including all issued and undrawn letters of credit, which obligations shall include, without limitation, (i) the principal amount outstanding under all indebtedness of such Person and its Subsidiaries (consolidated in accordance with GAAP), (ii) all contingent obligations of such Person and its Subsidiaries (consolidated in accordance with GAAP), (iii) all capital lease obligations of such Person and its Subsidiaries (consolidated in accordance with GAAP), (iv) all obligations of such Person and its Subsidiaries (consolidated in accordance with GAAP) for the deferred purchase price of equipment, and (v) the present value of all operating lease payments payable by such Person and its Subsidiaries (consolidated in accordance with GAAP) under leases of equipment (which present value shall be calculated using an annual discount rate equal to LIBOR plus one and one-half (1.5%) percent, but shall exclude intracompany obligations); provided that “Consolidated Funded Debt” of TGH shall exclude the portion thereof attributable to any Subsidiary of TGH, or to any joint venture of TGH or any such Subsidiary (each a “Specified Entity”), to the extent of any ownership interest in such Specified Entity held by any third party not an Affiliate of TGH.

“Consolidated Tangible Net Worth” means, for any Person as of any date of determination, the remainder of: (i) the tangible assets of such Person and its Subsidiaries (consolidated in accordance with GAAP), as reduced by adequate reserves in each case where reserves are proper, minus (ii) all Indebtedness of such Person and its Subsidiaries (consolidated in accordance with GAAP); provided, however, that (A) in no event shall any securities be considered a tangible asset for purposes of such calculation unless such securities are marketable in the United States of America or entitled to be used as a credit against federal income tax liabilities, (B) securities included as tangible assets shall be taken into account at their current market price or cost, whichever is lower, and (C) any adjustments, both positive and negative, to either or both of tangible assets and indebtedness arising from the implementation of Statement of Financial Accounting Standards No. 133 issued by the Financial Accounting Standards Board shall be disregarded for purposes of this calculation; provided further that “Consolidated Tangible Net Worth” of TGH shall exclude the portion thereof attributable to any Subsidiary of TGH, or to any joint venture of TGH or any such Subsidiary (each a “Specified Entity”), to the extent of any ownership interest in such Specified Entity held by any third party not an Affiliate of TGH.

“Container” means a marine cargo container.

“Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among Owner, as borrower, the lenders party thereto and the Administrative Agent, as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time in accordance with the terms hereof.

“Determination Date” means, with respect to any Payment Date, the fourth (4th) Business Day prior to such Payment Date.

“Equipment Parameters” shall have the meaning set forth in the Members Agreement.

“Expected Margin” shall have the meaning set forth in the Members Agreement.

“Finance Lease” means any Lease with respect to an Owner Container that (x) is the first Lease to which a new Owner Container is subject, (y) is classified as a “direct financing lease” pursuant to GAAP and (z) provides the Lessee thereunder with the right or option to (i) purchase the Owner Containers subject thereto at the expiration of such lease or (ii) extend the term of such lease for an additional period, and, in either such instance, such Lease satisfies the criteria for classification as a capital lease pursuant to GAAP, including statement of Financial Accounting Standards No. 13 as amended.

“Finance Lease Proceeds” means, for any period of determination, all amounts due Owner in connection with each Finance Lease and each related Owner Container, including, but not limited to, principal and interest, balloon payments, rental, handling, Location Revenue and other related charges arising from the leasing of such Owner Container, but excluding Casualty Proceeds, Indemnification Proceeds, Miscellaneous Owner Proceeds and Sales Proceeds.

“Finance Lease Proceeds Account” means the account, maintained by the Manager with the Account Bank, into which Finance Lease Proceeds with respect to Finance Leases and related Owner Containers are to be deposited (initially, account number 270-482679-070 at HSBC Bank Canada), and any successor account permitted under Section 9.5(a).

“Gross Revenue” means all income (without reduction for expenses or costs), calculated on an accrual basis in accordance with GAAP, earned in connection with the ownership, use and/or operation of an Owner Container, including, but not limited to, rental, handling, Location Revenue, damage protection plan and other rental-related charges arising from the leasing of such Owner Container, but excluding Casualty Proceeds, Finance Lease Proceeds, Indemnification Proceeds, Miscellaneous Owner Proceeds and Sales Proceeds.

“Gross Yield” shall have the meaning set forth in the Members Agreement.

“Indemnification Proceeds” means, for any accounting period, all proceeds due to Manager, on its own behalf, or to Owner, from Lessees pursuant to the Leases, insurance or other sources, including proceeds from the insurance specified in Sections 8.1 and 8.2, as payment for indemnification of Manager and/or Owner against liability and loss (other than a Casualty Loss to the extent that Casualty Proceeds compensate Owner for such Casualty Loss) with respect to the Owner Containers.

“Insolvency Proceeding” means a proceeding under the United States Bankruptcy Code or the Bermuda Companies Act 1981 or similar applicable law in any other applicable jurisdiction.

“Lease” means any lease for one or more Owner Containers entered into with a Lessee, which Lease may, if an Operating Lease, cover both Owner Containers and other marine or intermodal cargo containers in Manager’s fleet. Operating Leases may be in the name of Manager or in the name of a third-party lessor from whom Manager has acquired management rights.

“Lease Requirements” means the requirements that (i) each Lessee of an Owner Container constitute an Eligible Lessee, (ii) each (A) Finance Lease constitute an Eligible Finance Lease and the Acquisition of the related Containers was made in accordance with the provisions of Section 4.4(a) and (B) Owner Container subject to an Operating Lease constitute an Eligible Owner Container and (iii) in the case of the origination of an Operating Lease, such Lessee shall have been approved during the Administrative Agent’s most recent regulation review of the client list maintained by the Manager.

“Lessee” means any entity that leases one or more Owner Containers.

“Leverage Ratio” means as of any date of determination for any Person on a consolidated basis, the ratio of (a) Consolidated Funded Debt of TGH to (b) Consolidated Tangible Net Worth of TGH.

“Location Revenue” means the net amount (which can be a positive or negative number) of charges and credits to Lessees related to delivery and return of Owner Containers in geographic locations.

“Long-Term Lease Fleet” means, as of any date of determination, all Owner Containers that are then (i) subject to an Operating Lease having an initial term of twenty-four (24) months or more or (ii) off-lease if their Leases in effect immediately before they went off-lease were Leases of the type described in clause (i) of this definition.

“Manager Advance” shall have the meaning set forth in Section 4.3(b).

“Manager Event” shall mean any of the following:

(i) Manager shall fail (A) to make any deposit to the Trust Account within three (3) Business Days after such deposit becomes due hereunder, (B) to deliver a Manager Report or an Asset Base Report within three (3) Business Days after the due date thereof;

(ii) Manager shall (A) fail to deliver each of the reports set forth on Schedule 2 as in effect on the date hereof by not later than the fifteenth (15th) day of each month, (B) fail to deliver any report (other than those described in the foregoing clauses (i)(B) or (ii)(A)) within fifteen (15) days after the due date thereof or (C) fail to perform or observe, or cause to be performed or observed, in any material respect any other covenant or agreement contained herein that is not specifically addressed elsewhere in this definition, which failure materially and adversely affects the rights of the Owner or the Administrative Agent, and which failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (x) an officer of Manager has actual knowledge thereof and (y) Manager receives notice thereof;

(iii) Any representation or warranty made by Manager in this Agreement, or in any certificate, report or financial statement delivered by it pursuant hereto proves to have been untrue in any material respect when made and continues to be untrue in any material respect for a period of thirty (30) days after the earlier to occur of (x) an officer of Manager has actual knowledge thereof and (y) Manager receives notice thereof (provided that, notwithstanding anything to the contrary in this Agreement or any such certificate, report or financial statement, no representation is made with respect to any sublessee of an Owner Container, other than to the extent of Manager’s knowledge);

(iv) Manager shall cease to be engaged in the Container management business;

(v) Manager shall be adjudicated or found bankrupt or insolvent by any competent court in an involuntary Insolvency Proceeding or an order shall be made by a competent court or a resolution shall be passed for the winding-up or dissolution of Manager or a petition shall be presented to, or an order shall be made by, a competent court for the appointment of an administrator of Manager, and, in the case of such involuntary Insolvency Proceeding, such adjudication, finding, order or petition shall not have been stayed, vacated or dismissed within sixty (60) days after the making of such adjudication, finding, or order, or the presentation of such petition;

(vi) Manager has acted in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”), the UK Bribery Act 2010, or any other applicable anti-corruption laws;

(vii) Manager has acted in violation of the OFAC Sanctions or CISADA;

(viii) Manager shall suspend payment of its debts generally or shall be unable to, or shall admit inability to, pay its debts as they fall due, or shall commence an Insolvency Proceeding or shall take any company action in furtherance of any such action;

(ix) A judgment is rendered against Manager, which results in a Material Adverse Effect and which is not covered by insurance, unless such judgment has been bonded or otherwise stayed on appeal and is satisfied within thirty (30) days after becoming final (after expiration of all appeals); or

(x) Except in accordance with Section 10 or 11, Manager assigns its interest under this Agreement;

(xi) Manager shall have failed to pay any amounts due or suffered to exist an event of default with respect to the term of any indebtedness of Manager which singularly or in the aggregate exceeds One Million Dollars ($1,000,000) and the effect of such failure or event of default is to cause such indebtedness to be immediately declared due and payable prior to the date on which it would otherwise have been due and payable;

(xii) Manager shall have Consolidated Funded Debt in excess of One Million Dollars ($1,000,000);

(xiii) the annual after-tax profit of Manager (calculated on a rolling four quarter basis) shall be less than Two Million Dollars ($2,000,000);

(xiv) A Change of Control shall occur with respect to Manager, unless all of the following conditions are satisfied after giving effect to such Change of Control: (A) in the case of any Change of Control described in clause (i) or (iii) of the definition thereof, Manager is the surviving entity of such merger, consolidation or amalgamation, (B) in the case of any Change of Control described in clause (ii) of the definition thereof, the transferee in such sale, assignment, conveyance, transfer, lease or other disposition is an Affiliate of TGH, and (C) no other Manager Event (or event or condition which with the giving of notice or the passage of time or both would become such a Manager Event) would occur after giving effect to such Change of Control;

(xv) The Leverage Ratio of TGH shall exceed 4.0:1.0 as of the end of any fiscal year; or

(xvi) The occurrence of either of the following: (A) a breach of any financial covenant of TGH set forth in the documents governing any Indebtedness of TGH in an aggregate principal amount of $10,000,000 or greater (the “Funded Debt Documents”) shall have occurred and shall not have been permanently waived within sixty (60) days thereafter by the applicable lenders, or (B) any default, not described in clause (A), under any Funded Debt Document shall have occurred and as a result the required lenders under the affected financing transaction have accelerated all or part of such Indebtedness.

Notwithstanding anything to the contrary contained in this Agreement, failure of Manager to provide any of the reports set forth on Schedule 2, which reports were not required per Schedule 2 as in effect on the date hereof, shall not result in a Manager Event.

“Manager Fee” shall have the meaning set forth in Section 5.1.

“Manager Report” has the meaning set forth in Section 6.1(c)

“Master Lease Fleet” means, as of any date of determination, all Owner Containers that are then (i) (A) subject to an Operating Lease and (B) not part of the Long-Term Lease Fleet or (ii) off-lease if their Leases in effect immediately before they went off-lease were Leases of the type described in clause (i) of this definition.

“Master Account” means, collectively, (a) collection account number 10020-108435-002, maintained by Manager with HSBC Bank Canada, (b) collection account number 11270109, maintained by Manager with HSBC Bank London, and (c) collection account number 57045942, maintained by Manager with HSBC Bank London, or another collection account established in a jurisdiction outside of the United States with a successor bank or trust company acceptable to Manager, Administrative Agent and Majority Lenders, into which revenues (other than Indemnification Proceeds) with respect to Containers managed by Manager are deposited.

“Members Agreement” means the members agreement, dated as of August 5, 2011, between Wells Fargo Container Corp. Ltd. and Textainer Limited, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, including by Supplement Number 1 thereto, dated as of August 5, 2011, between Wells Fargo Container Corp. Ltd. and Textainer Limited.

“Miscellaneous Owner Proceeds” means amounts, other than Casualty Proceeds, Indemnification Proceeds and Sales Proceeds due to Owner: (i) from the manufacturers or sellers of Owner Containers for breach of sale warranties relating thereto, (ii) from Lessees for repair rebill proceeds on Owner Containers which are designated for sale, and (iii) in payment or settlement of any claims, losses, disputes or proceedings relating to such Owner Containers, including proceeds from the insurance specified in Sections 8.1 and 8.2 for damage to such Owner Containers.

“Net Sale Proceeds” means, with respect to each Owner Container sold by the Manager in accordance with the terms of this Agreement, an amount equal to the excess of the Sales Proceeds with respect to such Owner Container over the fee payable to the Manager pursuant to Section 5.1(d) of this Agreement with respect to such Owner Container.

“NOI” means, for any accounting period, Gross Revenue for such period minus Operating Expenses for such period.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Sanctions” means the laws, rules and regulations promulgated or administered by OFAC to implement U.S. sanctions programs, including any enabling legislation or executive order relating thereto.

“Operating Expenses” means all expenses and costs, calculated on an accrual basis in accordance with GAAP, incurred in connection with the ownership, use and/or operation of Owner Containers, including, but not limited to: (i) agency costs and expenses; (ii) depot fees, handling, and storage costs and expenses; (iii) costs and expenses for maintenance and repairs; (iv) repositioning expenses; (v) the cost of inspecting, marking and remarking such Owner Containers, except for factory inspection costs associated with the acquisition of new Owner Containers pursuant to Section 4.4; (vi) costs and expenses for recovery of Owner Containers in case of a Lessee bankruptcy or default; (vii) debt expense; (viii) audit fees (which shall be allocated among all Owner Containers managed by Manager, pro rata on a CEU basis); (ix) costs and expenses (including without limitation legal fees) incurred in connection with enforcing rights under a Lease of such Owner Containers or repossessing such Owner Containers; (x) insurance (including, without limitation, insurance obtained by Manager pursuant to the provisions of Sections 4.1(h) and 8.2); (xi) taxes, levies, duties, charges, assessments, fees, penalties, deductions or withholdings assessed, charged or imposed upon or against such Owner Containers; (xii) expenses, liabilities, claims and costs (including, without limitation, reasonable attorneys’ fees and costs) incurred by Manager or made against Manager by any third party arising directly or indirectly (whether wholly or in part) out of the state, condition, operation, use, storage, possession, repair, maintenance or transportation of such Owner Containers; (xiii) expenses and costs (including attorneys’ fees and costs) of pursuing claims against manufacturers or sellers of such Owner Containers; and (xiv) non-recoverable sales and value-added taxes on any such expenses and costs.

“Operating Lease” a Lease that is not a Finance Lease.

“Owner Container” means all of the Containers which are owned by Owner and subject to management by Manager under this Agreement, including, without limitation, Containers that are subject to Finance Leases or other Leases that are not true leases.

“Original Equipment Cost” means an amount equal to the sum of the manufacturer’s or vendor’s invoice of the related Owner Container plus (i) the cost of positioning such Owner Container (by means of ocean freight, trucking or rail) from its purchase location to any location where such Owner Container is first put on Lease, (ii) the cost of certification, (iii) the cost of painting, repairs and decaling, if such Owner Container is purchased used, (iv) the cost of factory inspection, if any, conducted by Manager and (v) all other costs or expenses associated with taking title to and placing such Owner Container into service, excluding storage costs, foregone rental income (free days granted), damage protection plan costs incurred and credits for pick-up or drop-off.

“Owner Proceeds” means, for the period in question the difference of (i) the sum of (A) Gross Revenue attributable to the Owner Containers to the extent collected by Manager during such period plus (B) the sum of (1) Sales Proceeds, (2) Casualty Proceeds, (3) Miscellaneous Owner Proceeds, and (4) Finance Lease Proceeds, in each case to the extent directly collected by Manager during the period in question; minus (ii) Operating Expenses attributable to the Owner Containers paid by Manager during the period in question.

“Regulatory Officer” means the individual designated as such by the Owner in a writing delivered by the Owner to the Manager.

“Sales Proceeds” means the gross proceeds (including but not limited to cash sales price, but excluding repair rebill proceeds from Lessees) due to Owner from the sale or other disposition (other than the leasing thereof pursuant to a Lease) of an Owner Container, less commissions paid to third parties in connection with such disposition of such Owner Container, if any, as determined in the sole discretion of Manager.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http:/www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.

“Sanctioned Person” means any of the following currently or in the future: (i) an individual, entity, or vessel named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffe/ofac/sdn/index.html, and any entity in which such individual, entity, or vessel owns, directly or indirectly, a fifty percent or greater interest, or (ii) (A) an agency or instrumentality of, or an entity owned or controlled by the government of a Sanctioned Country, (B) an entity located in or organized under the laws of a Sanctioned Country, or (C) a national or permanent resident of a Sanctioned Country, or a person located in a Sanctioned Country, to the extent such agency, instrumentality, entity, or person is subject to a sanctions program promulgated or administered by OFAC.

“Successor Manager” means any Person appointed by, or on behalf of, the Owner or its assignee to replace the Manager as manager of the Terminated Containers.

“Terminated Container” means an Owner Container that, (i) prior to the Agreement Termination Date, (A) shall have been sold by Manager pursuant to this Agreement (provided that, for purposes of this clause (A), being subject to a Finance Lease shall not constitute having been sold), (B) shall have been the subject of a Casualty Loss and for which all Casualty Proceeds and any other amounts payable in connection therewith have been paid, or (C) shall have been purchased by the Lessee thereof at the end of the term of the Finance Lease to which it is subject, (ii) on the Agreement Termination Date, (A) is off-hire and in a depot or (B) is subject to a Finance Lease, or (iii) after the Agreement Termination Date, (A) is off-hire and returned to a depot, or (B) is declared lost or unrecoverable by a Lessee or Manager.

“TGH” means Textainer Group Holdings Limited, a Bermuda exempted company.

“TL” means Textainer Limited, a company organized and existing under the laws of Bermuda.

2.	TERM.

The term of this Agreement shall commence on the date first above written and continue in force with respect to an Owner Container until the date on which such Owner Container becomes a Terminated Container, regardless of the occurrence of the Agreement Termination Date.

3.	APPOINTMENT.

3.1 Upon the terms and conditions hereinafter provided, Owner hereby engages Manager, and assigns to Manager the exclusive right, to provide management services in respect of the Owner Containers, as agent for and on behalf of Owner, and Manager accepts such exclusive assignment and undertakes to provide to Owner such management services. Owner Containers shall remain subject to the provisions of this Agreement and Manager shall be entitled to retain possession and control of such Owner Containers until such Owner Containers become Terminated Containers. Subject to the termination provisions of Section 9, this appointment is irrevocable and non-cancelable. As a result of this assignment, Owner has no legal or equitable interest in the right to manage the Owner Containers, or in any revenue or income stream payable to Manager in connection with the performance of its services under this Agreement or in connection with any otherwise permitted assignment of its rights under this Agreement, or otherwise to perform any of the actions described in Section 4; the Manager is the sole owner of such rights; and any transfer of an Owner Container by Owner shall be subject to Manager’s rights under this Agreement. During the term of this Agreement, Manager may provide services (similar or dissimilar) directly or indirectly to any other Person or on behalf of any other Person.

3.2 In performing the functions described in Section 4, Manager and, as applicable, each of its Affiliates shall be an independent agent of Owner, and neither Manager nor any of its Affiliates shall be deemed for any purpose to be a dependent agent, servant, employee or representative of Owner. Except for the execution of Leases and the sale of Owner Containers as expressly set forth in this Agreement, the Manager shall not have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of Owner or to bind Owner in contract or otherwise. Manager shall have full responsibility, legal charge and sole control of its employees, agents and equipment engaged in the performance of the functions described in Section 4, including its Affiliates, subcontractors and consultants and their respective employees, agents and equipment and, except as expressly provided in this Agreement, shall be solely responsible for any acts or omissions of any of them in such performance. Manager shall have sole control over and be responsible for the method or means by which the functions described in Section 4 are to be performed.

4.	DUTIES/RIGHTS OF MANAGER.

4.1 Management Services. Manager shall, as agent for and on behalf of Owner, manage and administer the Owner Containers, arrange the leasing and enter into Leases of the Owner Containers, administer such Leases and perform all managerial and administrative functions, and provide or arrange for the provision of all services, of any nature which it considers necessary or desirable to fulfill the functions described in this Section 4.1. Without prejudice to the generality of the foregoing, Manager shall:

(a) Subject to prior satisfaction of all of the Lease Requirements with respect to each Lease, decide the identity of each Lessee, the period of the Lease, the rental or other sums payable thereunder, and the form and content of the Lease (provided that Manager shall use commercially reasonable efforts to cause each such Finance Lease to be substantially in the form of the Approved Lease Form), and seek Lessees, arrange for the leasing and enter into Leases as lessor as an independent agent of Owner as such term is used in Section 3.2; provided, however that no Lease may be entered into until the Owner’s customer and third party screening procedures have been completed;

(b) perform on behalf of Owner the obligations of the lessor under the Leases;

(c) exercise all rights of the lessor under the Leases, including, without limitation, the invoicing and collection of rental and other payments due from Lessees and, subject to compliance with the Lease Requirements, consent to subleases;

(d) take any actions Manager deems necessary to ensure compliance by Lessees with the terms of their Leases;

(e) log interchanges of Owner Containers including the return and re-lease of Owner Containers from depots;

(f) inspect new Owner Containers (via factory inspection or otherwise prior to delivery to the Lessees thereof) and inspect, repair, maintain, service and store Owner Containers to the extent Manager deems necessary for the purposes of this Agreement or to comply with the Leases and in accordance with Manager’s maintenance and repair standards for other Containers managed by Manager (including without limitation bringing and settling warranty claims and defective Container settlements with the applicable vendor);

(g) arrange for the sale of Owner Containers (i) in the ordinary course of business to Persons that are not Affiliates of the Manager, outright or through a lease/purchase arrangement, in accordance with Manager’s sell/repair decision-making procedures that are from time to time in effect, provided that the sum of the aggregate Net Sales Proceeds actually received by the Owner from each sale of one or more Owner Containers is not less than the sum of the Net Book Value of the Owner Containers that are subject to such sale; provided, however, that during any calendar year the Manager may sell one or more off-lease Owner Containers for Net Sales Proceeds that are less than the aggregate Net Book Value of such Owner Containers so long as the aggregate Net Book Value of all such Owner Containers represent not more than five percent (5%) of the Aggregate Net Book Value of all Owner Containers measured at the beginning of such calendar year, and (ii) in a manner that would not cause the Owner to violate OFAC Sanctions or be subject to sanctions under CISADA. Nothing contained in clause (i) of this Section 4.1(g) shall prohibit the sale of an Owner Container to the Lessee under a Finance Lease in accordance with the terms of such Finance Lease;

(h) obtain insurance in respect of any matters which Manager considers necessary or prudent, including, without limitation, public liability insurance, and settle claims with the applicable insurance companies on such terms as Manager shall, in its sole discretion, determine;

(i) follow such credit policies with respect to the leasing of the Owner Containers as it follows from time to time with respect to other Containers managed by Manager generally (provided that any material changes to such credit policies from those in effect on the date hereof shall be approved by the Owner) and, subject to such credit policies, Manager may, in its sole discretion, (i) subject to the Lease Requirements, determine and approve the creditworthiness of any Lessee (but Manager makes no representation and warranty to Owner or any other Person as to the solvency or financial stability of any Lessee or the ability of any Lessee to pay rent), (ii) determine that any amount due from any Lessee is not collectible, (iii) institute and prosecute legal proceedings against a Lessee as permitted by the laws of any relevant jurisdiction, (iv) terminate or cancel any Lease, (v) recover possession of Owner Containers from any Lessee (unless such Owner Container is located in a Sanctioned Country), (vi) settle, compromise or release any proceeding or claim against a Lessee in the name of Manager or, if appropriate, in the name of Owner, or (vii) subject to the Lease Requirements, reinstate any Lease;

(j) in the performance of its obligations under this Agreement, maintain separate accounting records and prepare reports for the Owner Containers;

(k) institute and prosecute claims against the manufacturers of the Owner Containers as Manager may consider advisable for breach of warranty, any defect in condition, design, operation or fitness or any other non-conformity with the terms of manufacture and/or the related sale agreement;

(l) pay, on behalf of Owner and subject to reimbursement by Owner either as Operating Expenses or under Section 5.4, out-of-pocket expenses incurred in connection with the Owner Containers. Notwithstanding anything herein to the contrary, Manager shall have no obligation to pay Borrower Expenses from its own funds; and

(m) in the performance of its obligations under this Agreement, comply with applicable OFAC Sanctions and CISADA and take all appropriate actions to ensure the compliance of Owner with OFAC Sanctions as if Owner were a “U.S. Person” or a “Person Subject to the Jurisdiction of the U.S.,” as defined by OFAC Sanctions.

4.2 Administrative Services. Manager shall, as agent for and on behalf of Owner, manage and administer the operations of the Owner, and provide or arrange for the provision of all services (other than those described in Section 4.1), of any nature which it considers necessary or desirable to fulfill the functions described in this Section 4.2. Without prejudice to the generality of the foregoing, Manager shall:

(a) perform on behalf of the Owner all (i) financial services, including but not limited to, the maintenance of the general ledger and accounting records, preparation of accounting statements, cash control, billing, collection, and preparation of statutory filings, as necessary; and (iii) risk management and corporate services, including but not limited to, compliance monitoring and corporate insurance to the Owner, in each case, as Manager deems necessary or advisable;

(b) (i) perform on behalf of the Owner all obligations, and exercise of all of the rights, of the Owner under the Loan Documents and (ii) enforce the Loan Documents against the Owner’s counterparties thereto, and enforce the obligations of all parties to other agreements under which the Owner has rights, in each case, as Manager deems necessary or advisable;

(c) perform on behalf of the Owner all cash management services that Manager deems necessary or advisable to the Owner, including but not limited to, the payment, on behalf of the Owner and subject to reimbursement by the Owner, of out of pocket expenses incurred in connection with the services provided pursuant to this Section 4.2;

(d) perform on behalf of the Owner all sales and marketing services that Manager deems necessary or advisable to the Owner;

(e) prepare and file, on behalf of the Owner, all tax returns required to be filed by the Owner, and arrange for the payment by the Owner of all taxes payable by the Owner;

(f) monitor and comply, on behalf of the Owner, with all governmental authorities and regulations necessary or desirable for the Owner to be maintained in good standing in Bermuda and each other jurisdiction in which the Owner is registered or qualified to conduct business;

(g) engage a firm of independent accountants to perform an audit of the year-end financial statements of the Owner;

(h) engage professionals to prepare the year-end partnership income tax returns of the Owner;

(i) engage counsel on behalf of the Owner;

(j) perform the anti-corruption functions and procedures on behalf of the Owner described in the Owner’s anti-corruption compliance policy;

(k) comply with the OFAC compliance policy adopted by the Owner and cooperate with the Owner’s “Regulatory Officer” to obtain the customer and third party regulatory information set forth on Schedule 3 (as such Schedule may be amended in accordance with Section 18.9).

(l) such other duties as shall be requested by the board of directors of the Owner and agreed to by Manager;

provided that nothing contained in this Agreement (including without limitation Section 4.2(c)) shall be construed as an obligation or commitment of the Manager to pay any taxes or expenses incurred by, or on behalf of, the Owner from Manager’s own funds.

4.3 Standards; Advances.

(a) Standards; Discretion. In performing its duties pursuant to this Agreement and providing the services described herein, Manager shall operate the Owner Containers in accordance with its reasonable business practice and without preference to ownership thereof, and no preference will be afforded to or against the Owner Containers. Subject to the foregoing, Manager shall have absolute discretion as to the manner of performance of its duties and the exercise of its rights under this Agreement.

(b) Manager Advances. Manager may (but shall not be obligated to), on Owner’s behalf, in the event that the funds in the Trust Account, the Cash Reserve Account or any other account established for the benefit of the Lenders are insufficient on any Determination Date to make any payment due by Owner on the related Payment Date, make an advance to the Administrative Agent for deposit into the Trust Account for such shortfall (a “Manager Advance”); provided that (i) such Manager Advance is deemed by Manager, in the reasonable exercise of its discretion, to be recoverable and (ii) the aggregate amount of such Manager Advances outstanding at any point in time does not exceed fifty percent (50%) of the then unpaid balance of all Lease receivables of Owner which are less than ninety (90) days delinquent; provided further, that the Manager shall not make any Manager Advance unless there are sufficient Lease receivables due from Lessees that are not insolvent or subject to bankruptcy proceedings or otherwise in default of such Lessees’ obligations under their respective Leases to repay such Manager Advance in full. Manager shall be reimbursed for Manager Advances in accordance with Section 3.2 of the Credit Agreement.

4.4 Acquisitions.

(a) During the term of this Agreement, Manager, as an independent broker or independent commission agent, may arrange for the purchase of Containers by Owner (an “Acquisition”). In no event shall the Manager arrange for the purchase of one or more Containers by the Owner unless all of the following conditions have been met with respect to such acquisition of Container(s):

(i) On or before the date on which the Owner becomes obligated to purchase any Container related to such Acquisition, an Eligible Lessee has entered into a Finance Lease that is an Eligible Finance Lease with respect to all of the Containers that are the subject of such Acquisition;

(ii) The Manager has delivered to the Owner and the shareholders of the Owner calculations demonstrating that, based on the terms and conditions of such Eligible Finance Lease, the Owner shall comply with the minimum Expected Margin and minimum Gross Yield with respect to such Containers and Eligible Finance Leases; and

(iii) The Manager has delivered to the Owner calculations demonstrating that, after giving effect to such Acquisition, the Owner shall be in compliance with all of the Equipment Parameters.

(b) If Manager arranges any Acquisition in accordance with the provision of Section 4.4(a), Owner shall be obligated to purchase from the applicable seller all related Containers and assets so long as the conditions precedent to the making of Loans shall have been fulfilled as of the date of such purchase.

(c) For each Container acquired under this Section 4.4, the Owner shall pay to the Persons specified below the following fees:

(i) if Manager originates the related Eligible Finance Lease of such Owner Container, to the Manager a fee equal to one and one quarter percent (1.25%) of the Original Equipment Cost of such Container,

(ii) if the Owner or one of its Affiliates originates the related Eligible Finance Lease of such Owner Container, to the Owner a fee equal to one and one quarter percent (1.25%) of the Original Equipment Cost of such Owner Container, and

(iii) if Manager and the Owner jointly originate the related Eligible Finance Lease of such Owner Container, to the Manager a fee equal to nine tenths of one percent (0.90%) and to the Owner, a fee equal to thirty five hundredths of one percent (0.35%) of the Original Equipment Cost of such Owner Container.

For purposes of this Section 4.4(c), “originate” shall mean the identification of the applicable Lessee, closing of the applicable Lease, acquisition of the applicable Container and delivery of such Container to such Lessee.

(d) Owner and Manager acknowledge and agree that Manager will be bound by the policy employed by Manager in acquiring Containers for the account of various owners (including, but not limited to, Owner) which states that if two prospective owners are in a position to acquire the same Container, Manager will consider, as to each owner, (i) the amount of cash available for acquisitions, (ii) the effect of the acquisition on the diversification of its Container portfolio, (iii) the date it commenced operations, (iv) its objectives, (v) the suitability of the acquisition in light of such objectives, and (vi) the length of time it has had funds available for investment or reinvestment. However, in allocating investment opportunities which come to the attention of Manager, Owner acknowledges that Manager is obligated, pursuant to agreements with certain Container owners, to offer to such owners the purchase opportunity for a certain percentage of the new Containers acquired by Manager.

4.5 Minimum Fleet Size. If, on any date of determination after the final expiration or termination of the Revolving Credit Period, all of the Owner Containers represent fewer than five hundred (500) CEU, then Manager or an Affiliate of Manager shall have the right (but not the obligation) to purchase all of the Owner Containers at their Net Book Value. If neither Manager nor Owner knows the Original Equipment Cost of such Container, Manager shall estimate the Original Equipment Cost based on Manager’s knowledge of the Original Equipment Cost of other containers of similar age and type in Manager’s fleet. The net book value of each Owner Container that is subject to a Finance Lease shall be determined in accordance with GAAP.

5.	FEES, COMMISSIONS AND OTHER PAYMENTS TO MANAGER.

5.1 Manager Fee. In consideration of Manager’s services to Owner of the type described in Sections 4.1 and 4.4 of this Agreement, Owner shall pay to Manager for each Collection Period a fee (the “Manager Fee”) equal to the sum of:

(a) The product of (A) the NOI for the Master Lease Fleet for such Collection Period, multiplied by (B) ten percent (10.0%); plus

(b) The product of (A) the sum of the NOI for such Collection Period for (1) the Long-Term Lease Fleet plus (2) any Owner Containers then subject to purchase-leasebacks, multiplied by (B) eight percent (8.0%); plus

(c) The product of (A) the Finance Lease Proceeds for such Collection Period (excluding any payments relating to Owner Containers then subject to purchase-leasebacks), multiplied by (B) two percent (2.0%); plus

(d) The product of (A) the Sales Proceeds for such Collection Period from the sale of any Owner Container (except for any sale (1) to Manager or any Affiliate of Manager, (2) pursuant to the exercise of a purchase option contained in a Lease, or (3) that is due to a Casualty Loss); multiplied by (B) ten percent (10%); plus

(e) Fees due to Manager under Section 4.4(b) in respect of Owner Containers acquired during such month; plus

(f) A fee equal to the product of (A) fifteen hundredths of one percent (0.15%) and (B) the sum of (i) NOI and (ii) Finance Lease Proceeds; provided, however, that the aggregate fee paid to the Manager pursuant to this Section 5.1(f) in any twelve month period (with the first such period commencing on the Closing Date) shall not be less than Seventy Five Thousand Dollars ($75,000) and not more than Two Hundred Thousand Dollars ($200,000).

The Manager Fee shall be payable from amounts on deposit in the Trust Account in accordance with Section 3.2 of the Credit Agreement, or withheld from amounts to be deposited by Manager into the Trust Account while no Manager Event is continuing.

5.2 Deposit of Finance Lease Proceeds and other Owner Proceeds.

(a) Manager shall at all times instruct all Lessees under all Finance Leases related to an Owner Container to remit all Finance Lease Proceeds directly to the Finance Lease Proceeds Account, and the Manager shall not change or permit such instruction to be changed without the prior written consent of the Owner and the Administrative Agent. If any payments with respect to such Finance Leases are remitted directly to the Manager and not remitted to the Finance Lease Proceeds Account, the Manager shall hold such payments in trust for the benefit of the Owner and the Administrative Agent and promptly (but in any event within two (2) Business Days after receipt and identification thereof) remit such funds into the Finance Lease Proceeds Account.

(b) Manager will deposit all revenues, other than Indemnification Proceeds, from all Containers managed by Manager (other than those subject to a Finance Lease, which are addressed in Section 5.2(a)) into the Master Account.

(c) Owner shall be treated, for U.S. tax and other purposes, as the owner of all amounts in the Finance Lease Proceeds Account or Master Account that are the property of Owner, which amounts shall be held in trust for the benefit of the Owner (but not segregated).

5.3 Distribution, Reconciliation and Adjustment of Owner Proceeds. Manager will distribute all amounts in the Master Account and Finance Lease Proceeds Account that are the property of Owner in accordance with the following procedures:

(a) After the end of each week, based on its records of cash receipts and disbursements, Manager will calculate the amount of Owner Proceeds for such week (“Pre-Adjustment Owner Proceeds”), which will be subject to adjustment when Manager closes its books for the month in which such week occurs.

(b) Subject to Section 5.5, no later than seven (7) days after the last day of each week, Manager shall deposit into the Trust Account an amount equal to the Pre-Adjustment Owner Proceeds for such week, net of expenses (other than Operating Expenses), if any, to be reimbursed to Manager pursuant to Section 5.4 (each such deposit, an “Owner Distribution”).

(c) For the last Owner Distribution attributable to any month, Manager will deduct from the Pre-Adjustment Owner Proceeds to be deposited into the Trust Account an amount, as an estimate (the “Estimated Manager Fee”) of the Manager Fee for such calendar month, equal to the actual Manager Fee for the prior month; provided that, for the first month after the date of this Agreement, the Estimated Manager Fee shall be estimated by Manager in good faith.

(d) After Manager closes its books for a month, it will make a final determination of the Owner Proceeds and the actual Manager Fee for such month. If (i) the difference of the Pre-Adjustment Owner Proceeds minus the Estimated Manager Fee for such month is less than (ii) the difference of the Owner Proceeds minus the actual Manager Fee for such month, Manager will pay the difference to Owner. If (A) the difference of the Pre-Adjustment Owner Proceeds minus the Estimated Manager Fee for such month is more than (B) the difference of the Owner Proceeds minus the actual Manager Fee for such month, Manager will deduct the difference from future payments to be made to Owner. Payments of any such differences to be made under this Section 5.2 shall be made by Manager within ten (10) days after the close of Manager’s accounting records for each month.

5.4 Reimbursements of Expenses to Manager. Owner shall be responsible for the payment of, and shall reimburse Manager for all (i) expenses, liabilities, claims and costs (including, without limitation, reasonable attorneys fees) incurred by or asserted against Manager as a result of Owner’s failure to comply with or perform its obligations under this Agreement and (ii) incremental costs and expenses not contemplated in the Manager Fee incurred by Manager in connection with the performance of its obligations under Sections 6.1 (subject to any applicable limitation set forth in Section 18.9(b)) and 6.5 hereof, and, without duplication of the portion of the Manager Fee calculated pursuant to Section 5.1(e), Section 4.2 hereof, and Section 3.2 of the Credit Agreement. Manager may deduct such amounts from the weekly distribution of Pre-Adjustment Owner Proceeds while no Manager Event is continuing, and any such amounts not so deducted shall be paid in accordance with the order of priorities set forth in Section 3.2 of the Credit Agreement.

5.5 Indemnification Proceeds. When Manager receives Indemnification Proceeds, Manager shall retain for its own account Indemnification Proceeds to the extent Manager has not been reimbursed for the costs incurred by Manager to which such Indemnification Proceeds apply, and shall, within seven (7) days after receipt, deposit the balance of such Indemnification Proceeds into the Trust Account.

5.6 Manager’s Right of Offset. Manager may, at its option, offset and deduct from amounts received or held by Manager for the credit of Owner any amount due from Owner to Manager under this Agreement. Except as expressly permitted in the immediately preceding sentence, the Manager’s obligation under this Section 5 to deposit funds to the Trust Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim or any circumstance, recoupment, defense or other right which Manager may have against the Owner or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including without limitation, (i) any defect in title, condition, design or fitness for use, or any damage to or loss or destruction, of any Owner Container, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

6.	REPORTS; BOOKS AND RECORDS; INSPECTION.

6.1 Reports.

(a) Receivables; Equipment and Lease Reports. Manager shall deliver to Owner, the Administrative Agent and each Interest Rate Hedge Counterparty, in the format which Manager uses for Containers managed by Manager generally, within thirty (30) days after the end of:

(i) each fiscal quarter, a receivables aging schedule, as of the last day of such fiscal quarter, as to all Containers managed by Manager generally, in the aggregate and by lessee as to the twenty (20) largest lessees of Containers managed by Manager generally on the basis of twenty (20) foot equivalent units, as to lessees of Containers managed by Manager generally with outstanding balances in excess of U.S. One Hundred Thousand Dollars ($100,000), and the utilization rates and average lease rates for all Containers managed by Manager generally.

(ii) each calendar month, a report solely as to the Owner Containers reporting, as of the last day of such calendar month: (a) the number and type of Owner Containers including CEU, (b) the aggregate Net Investment Value of Finance Leases and the aggregate Net Book Value of the Owner Containers subject to Operating Leases, (c) the aggregate Original Equipment Cost of the Owner Containers, (d) utilization rates and average lease rates for Owner Containers subject to Operating Leases; (e) detailed lease information for each Finance Lease; (f) a receivables aging schedule, with respect to the Owner Containers and (g) the percentage by major type of Container as set forth in Schedule 1 to this Agreement (an “Equipment and Lease Reports”).

(b) Exposure Reports. Manager shall deliver to the Owner and each shareholder of the Owner each of the reports set forth on Schedule 2 (as such Schedule may be amended in accordance with Section 18.9), within the time frames set forth on such Schedule.

(c) Manager Report. On or prior to each Determination Date, Manager will deliver to Owner, the Administrative Agent and each Interest Rate Hedge Counterparty a written informational statement by Manager in the form attached hereto as Exhibit A (a “Manager Report”).

(d) Asset Base Report. On or prior to (i) each Determination Date and (ii) each Funding Date, Manager will deliver to Owner, the Administrative Agent and each Interest Rate Hedge Counterparty a report of the Manager completed on the form of Exhibit B to this Agreement (an “Asset Base Report”), calculated using the data available to Manager (x) in the case of any Asset Base Report delivered on any Determination Date, as of the end of the immediately preceding Collection Period, and (y) in the case of any Asset Base Report delivered on any Funding Date, as of such Funding Date and after giving effect to the making of the applicable Loan.

(e) Credit and Collection Policy Changes. Manager shall provide, to Owner, Administrative Agent and each Interest Rate Hedge Counterparty, prompt written notice of any change in the Manager’s credit and collection policy deemed material by Manager, in its reasonable discretion.

6.2 Financial Reports.

(a) Manager shall deliver (or cause to be delivered) to Owner, the Administrative Agent and each Interest Rate Hedge Counterparty, within one hundred twenty (120) days after the end of each fiscal year of Manager during the term of this Agreement, a copy of the annual audited financial statements of Manager prepared on a consistent basis in conformity with GAAP and certified by an independent certified public accountant of recognized national standing.

(b) Manager shall deliver the financial reports described in Section 8.1(a) of the Credit Agreement as and when set forth therein.

6.3 Insurance Renewal Confirmation. Manager shall provide confirmation to Owner and Administrative Agent of the renewal of insurance required by Section 8.2 and copies of all certificates evidencing such renewal.

6.4 Notice of Breach by Manager. Without being deemed to have made any admission of law or fact or waived any of its rights or remedies, Manager shall deliver to Owner and Administrative Agent, promptly after Manager has actual knowledge of:

(a) the occurrence of a Manager Event, a written notice describing in sufficient detail the nature and period of existence of the applicable event and what action Manager is taking or proposes to take with respect thereto;

(b) (i) any threatened or pending investigation of Manager by any governmental authority or (ii) any threatened or pending court or administrative proceeding, in the case of each of clause (i) and (ii), which individually or in the aggregate involves the possibility of materially and adversely affecting a material portion of the Owner Containers, a written notice specifying in sufficient detail the nature of such investigation or proceeding and what action Manager is taking or proposes to take with respect thereto and an evaluation of the merits thereof, but only if (A) such evaluation can reasonably be made and (B) the provision of such evaluation will not prejudice Manager in connection with such investigation or proceeding or constitute a waiver of the attorney-client privilege or attorney work product doctrine or similar rights in any relevant jurisdiction; provided that such notice shall be subject to the confidentiality provisions of Section 6.8.

6.5 Other Reports. Manager shall provide, in the form which Manager uses for its own operations, any other reports and information available with respect to the Owner Containers reasonably requested by Owner, the Administrative Agent or any Interest Rate Hedge Counterparty.

6.6 Books and Records. Manager shall cause to be maintained at 650 California Street, 16th floor, San Francisco, California 94108, U.S.A., such books and records (including computer records) with respect to the Owner Containers as it maintains for other Containers managed by Manager and the leasing thereof, including a computer database including the Owner Containers (containing sufficient information to generate reports required to be delivered pursuant to this Agreement), any Leases relating thereto, the Lessees (if on-hire) or location (if off-hire), and their Net Book Value. Manager shall notify Owner and the Administrative Agent of any change in the location of Manager’s books and records.

6.7 Operational Reviews and Inspections. Upon reasonable request by Owner or Administrative Agent, representatives of Owner and Administrative Agent may visit the offices of Manager and its Affiliates for the purpose of inspecting the Leases and inspecting or copying its books, records, reports and other documents relating to the Owner Containers (such inspection, an “Operational Review”); provided, however, that such representatives may inspect but shall not be entitled to copy any Leases (which are Confidential Information). During each such Operational Review, the Person conducting such inspection shall also be afforded supervised review of the data contained in Manager’s computer systems and data contained therein pertaining to the Owner Containers, subject to appropriate security safeguards. Any such Operational Review shall be conducted during normal business hours and shall not unreasonably disrupt Manager’s business. Owner and Administrative Agent, collectively, shall have the right to one (1) such Operational Review per calendar year, to be conducted at the sole expense of Owner or Administrative Agent (as the case may be).

6.8 Confidentiality. Owner and, by acceptance of their respective rights hereunder, Administrative Agent and each Interest Rate Hedge Counterparty shall keep the information received by such Person and each of its Affiliates, directors, officers, employees and representatives (each, a “Recipient”) under this Section 6, and any information that is proprietary to Manager and to which such Recipient becomes privy (collectively, “Information”), confidential and shall not use any Information for any purpose other than for making business decisions which are not for the purpose of competing with Manager or its Affiliates, and shall cause all of its agents and employees to do likewise; provided that nothing herein shall limit the disclosure of any such Information by any such Person (a) (i) after such Information shall have become public other than through a violation of this Section 6.8, or (ii) becomes available to such Recipient from a source other than the Owner, the Manager or any Affiliate of the Manager and, to such Recipient’s knowledge, not in breach of any obligation of confidentiality, (b) to the extent required by statute, rule, regulation or judicial process (provided that, unless prohibited by applicable law, such Recipient shall provide to Manager prompt notice of any such requirement so that Manager may, at its sole expense, seek a protective order or take other appropriate legal action), (c) to counsel for Administrative Agent or such Interest Rate

Hedge Counterparty, or to auditors or accountants who are under an obligation to keep such Information confidential, (d) to bank examiners or any other regulatory authority having jurisdiction over Administrative Agent or such Interest Rate Hedge Counterparty, (e) to Manager, Owner, Administrative Agent or any Interest Rate Hedge Counterparty or Lender, (f) in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to an Affiliate of the Administrative Agent (so long as such Person agrees to be bound by the provisions of this Section 6.8) who has a need to know the Information for purposes of evaluating or administering the Loan Documents or the Obligations, (h) to any actual or prospective Interest Rate Hedge Counterparty that is not a Competitor, or its advisors (so long as such Person agrees to be bound by the provisions of this Section 6.8) who has a need to know the Information for purposes of evaluating or administering the Loan Documents or the Obligations or (i) with the prior written consent of Manager. Owner agrees that monetary damages would not be sufficient remedy for any breach of this Section 6.8 and that Manager shall, in addition to its other remedies at law or in equity, be entitled to equitable relief, including injunction and specific performance, without the necessity of proving damages, posting any bond or other security, as a remedy for such breach. Furthermore, Administrative Agent, by acceptance of its rights under this Agreement, agrees to comply with the obligations of confidentiality set forth in Section 15.4 of the Credit Agreement. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, Administrative Agent shall not deliver or disclose to any replacement manager or any other Person any information, data, document or agreement which is proprietary to Manager, including but not limited to the terms and conditions of Operating Leases.

6.9 Information To Be Delivered Pursuant To Members Agreement. In connection with each acquisition of Owner Containers and the origination of each Eligible Finance Lease, the Manager shall deliver to the Owner and the shareholders of the Owner, prior to the origination of any Eligible Finance Lease, each of the calculations and reports required pursuant to Sections 2.2 and 2.3(g)(ii) of Supplement Number 1 to the Members Agreement.

7.	WARRANTY AND LIABILITY.

MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. UNDER NO CIRCUMSTANCES SHALL MANAGER HAVE ANY LIABILITY TO OWNER, ADMINISTRATIVE AGENT, ANY LENDER OR ANY OTHER PERSON FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND. MANAGER HEREBY ASSIGNS TO OWNER ALL OF MANAGER’S RIGHT, TITLE AND INTEREST IN AND TO ANY WARRANTIES OR INDEMNIFICATIONS REGARDING THE OWNER CONTAINERS BY THE VENDOR OR MANUFACTURER THEREOF TO THE EXTENT THE SAME ARE ASSIGNABLE.

8.	INSURANCE.

8.1 Lessee/Depot Insurance. Manager shall require that all Lessees and Container depots insure (via third-party insurance, or self insurance when acceptable to Manager) the Owner Containers against all normally insurable risks (including liability, loss, damage and recovery cost) while any Owner Containers are under the control of such Person.

8.2 Contingency Insurance. Manager may, in its discretion, obtain and maintain in force contingency insurance against all or any portion of the risks described in Section 8.1, which may provide coverage when: (i) recoveries are not effected under any policies in force pursuant to Section 8.1, and/or (ii) any Owner Container is not returned to Manager by a Lessee (including coverage of the costs of recovering such Owner Container), or (iii) a Lessee or Container depot fails to obtain insurance as provided under Section 8.1.

8.3 Receipt of Insurance Proceeds. Subject to Section 5.4, Manager shall receive and remit to Owner all monies payable under such policy or policies of insurance as described in Sections 8.1 and 8.2, whether effected by Manager, depots or Lessees. Manager shall have no liability for any loss, damage, recovery cost or other cost or expense whatsoever with respect to a lost or destroyed Owner Container, whether or not covered by insurance.

9.	TERMINATION.

9.1 Termination for Breach. Manager may terminate this Agreement by written notice to Owner in the event that (i) Owner commits a material breach of this Agreement, and (ii) such breach has not been remedied within thirty (30) days after written notice thereof from Manager to Owner and Administrative Agent (unless the nature of Owner’s noncompliance is such that more than thirty (30) days is reasonably required for its cure and Owner or Administrative Agent has, in good faith, commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion), during which cure period the Administrative Agent may (but shall not be obligated) cure such material breach by Owner. The Owner (or its assignee) may terminate this Agreement by written notice to Manager if a Manager Event has occurred and is continuing. If the Owner shall have amended Schedule 2 in a way that is not acceptable to Manager, and Manager shall have notified the Owner that Manager cannot meet such reporting requirements within the time frame required by Schedule 2, then the Owner (or its assignee) may terminate this Agreement by written notice to Manager, and such termination shall be the sole remedy for any failure by Manager to comply with such amended reporting requirements. In connection with any termination pursuant to the immediately preceding sentence, the Owner shall broadly seek a Successor Manager, and Manager shall be entitled to receive any fee actually paid by the Successor Manager to the Owner in connection with its assumption of the management of the Terminated Containers. Without prejudice to the generality of the foregoing, the failure to make, when due, any payment required to be made under this Agreement shall be deemed a material breach.

9.2 Rights Upon Termination. Notwithstanding the foregoing, this Agreement shall continue in full force and effect with respect to each Owner Container and Manager shall continue to manage such Owner Container pursuant to the terms and conditions of this Agreement, until the date such Owner Container becomes a Terminated Container. Termination of this Agreement shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination. Upon the termination of this Agreement by Owner pursuant to Section 9.1, the Owner may appoint a Successor Manager to manage the Terminated Containers.

9.3 Replacement Manager. Upon the appointment of a Successor Manager, Manager shall cooperate with Owner or its assignee, in transferring to such replacement manager the management of the Terminated Containers, including, but not limited to making available all books and records (including data contained in Manager’s computer systems, but not software) pertaining to the Terminated Containers, providing access to, and cooperating in the transfer of, information pertaining to the Terminated Containers from Manager’s computer system to Owner’s or its designee’s system, and taking any other action as may be reasonably requested by Owner or its assignee to ensure the orderly assumption of management of the Terminated Containers by such replacement manager. Such data shall include the locations and serial numbers of all Terminated Containers, which shall be provided in an Microsoft Excel file or similar other computer readable format, and originals of all documents (other than Operating Leases) pertaining solely to the Terminated Containers. Subject to the immediately preceding sentence, in no event shall Manager be required to, and the Administrative Agent shall not, deliver or disclose to any Successor Manager any information, data, document or agreement which is proprietary to Manager, including but not limited to the terms and conditions of Operating Leases.

9.4 Power of Attorney. With respect to Terminated Containers only, the Manager hereby irrevocably constitutes and appoints the Owner, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Manager and in the name of the Manager or in its own name, for the purpose of carrying out the terms of this Agreement, to take (subject to the limitations set forth below) any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Manager hereby gives the Owner the power and right, on behalf of the Manager, without notice to or assent by the Manager (subject to the limitation set forth below), at any time after the occurrence and during the continuance of a Manager Event, in the name of the Manager or its own name, or otherwise, to execute any documents, and to give any notice, necessary to transfer the management of the Terminated Containers, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instrument, general intangible or contract in respect of the Terminated Containers and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Owner or the Administrative Agent for the purpose of collecting any and all such moneys due under any account, instrument, general intangible or contract with respect to the Terminated Containers whenever payable.

9.5 Finance Lease Proceeds Account. (a) Account Agreement. Pursuant to the Account Agreement, the Account Bank has agreed, upon receipt of notice from the Administrative Agent, to make disbursements only in accordance with instructions signed jointly by the Manager and the independent accountant named therein, which independent accountant shall be the Auditor appointed pursuant to Section 9.5(b) (“Account Notice”), until the Account Notice is revoked by the Administrative Agent. Manager shall not terminate the Account Agreement without the prior written consent of the Administrative Agent. Manager shall give the Administrative Agent notice promptly upon making any change in the location of the Finance Lease Proceeds Account; provided that, as a condition to such change, any successor to the relevant depositary bank shall have entered into a written agreement, with the Manager and the Administrative Agent, whereby such successor agrees to comply with any applicable Account Notice upon receipt thereof.

(b) Appointment of Auditor. Upon the occurrence of a Manager Event, the Administrative Agent will deliver to Manager the names of three independent accountants (provided that none of such independent accounts shall be the Successor Manager or a Competitor); within five (5) Business Days after receipt of such names, Manager will notify the Administrative Agent of one name acceptable to Manager and the Administrative Agent shall appoint that Person to be the “Auditor”.

(c) Conditions to Account Notice. If and for so long as (i) a Manager Event has occurred and is continuing, (ii) any Obligations are outstanding, (iii) there shall have occurred a material and intentional misappropriation or misapplication of funds, or other material and intentional failure on the part of the Manager or any of its Affiliates to pay or deposit material amounts required to be paid or deposited under this Agreement or the Credit Agreement, and (iv) the Majority Lenders have requested that the Administrative Agent deliver Account Notice to the Account Bank, the Administrative Agent may deliver an Account Notice to the Account Bank, copies of which shall simultaneously be delivered to the Manager and the Auditor. If a Manager Event is no longer continuing, the Administrative Agent shall promptly deliver a notice to the Account Bank (with a copy to the Manager and the Auditor) revoking the applicable Account Notice.

(d) Direction of Auditor. If the Administrative Agent shall deliver an Account Notice, the Administrative Agent shall advise the Auditor that Manager is required to make payments weekly and monthly under the terms of its other management agreements and shall be directed to cooperate with Manager in meeting Manager’s obligations to make such payments and in resolving any disputes as to disbursements from the Finance Lease Proceeds Account expeditiously. The Manager shall prepare and deliver statements of its proposed disbursements from the Finance Lease Proceeds Account to the Auditor; the Auditor shall notify Manager promptly of the Auditor’s approval of such disbursements or of any disbursements which the Auditor disputes, in which case, the Auditor shall be required to specify in writing to the Manager (i) the amounts and allocations disputed, and (ii) the reason why the Auditor disputes such amounts and allocations (which reason may be that the Auditor has insufficient information if the Auditor specifies what further information the Auditor requires). The Auditor and the Manager shall jointly and promptly execute instructions to the Account Bank authorizing all disbursements which are not so disputed.

10.	RETURN OF CONTAINERS.

Neither Owner nor Administrative Agent shall have any right to recover possession or control of any Owner Container prior to the date such Owner Container becomes a Terminated Container. Promptly after an Owner Container becomes a Terminated Container described in clause (ii) or (iii) of the definition thereof, if such Terminated Container is not lost or unrecoverable, Manager shall:

(a) with respect to such a Terminated Container which is not subject to a Finance Lease, deliver to Owner a report of the location of such Terminated Container; and

(b) with respect to such a Terminated Container which is subject to a Finance Lease, assign such Finance Lease to Owner or such other party as Owner shall designate in writing to Manager (which assignee Owner hereby agrees shall be Administrative Agent or its assignee).

In no event shall Manager be obligated to act in any manner inconsistent with the rights of Lessees with respect to the Owner Containers. To the extent a Terminated Container is located in a Sanctioned Country in violation of the applicable Lease, the Manager shall take no action to recover such Terminated Container.

11.	ASSIGNMENT AND SUB-CONTRACTING.

Manager shall be entitled to appoint subcontractors to carry out all or any portion of its duties hereunder; provided, however, that (i) the Manager shall remain primarily liable for all services provided by such subcontractors and (ii) without the prior written consent of Owner, Manager shall not subcontract all or a substantial portion of its management duties to any Person which is not an Affiliate of Manager. The Manager hereby acknowledges and agrees that Owner shall collaterally assign all of its rights, title and interest under this Agreement to the Administrative Agent, for the benefit of the Secured Parties (to which collateral assignment Manager hereby consents). Subject to the foregoing, neither party may assign its rights under this Agreement or delegate its obligations hereunder without the written consent of the other party, such consent not to be unreasonably withheld. Subject to this Section 11, this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, Owner and Manager, and their respective successors and assigns.

12.	FORCE MAJEURE.

Neither party shall be deemed to be in breach of its obligations hereunder, nor shall it be liable to the other, for any loss or damage which may be suffered as a direct or indirect result of the performance of any of its obligations being prevented, hindered or delayed by reason of any act of God, war, riot, terrorist act, civil commotion, strike, lock-out, trade dispute or labor disturbance, accident, breakdown of plant or machinery, explosion, fire, flood, earthquake, difficulty in obtaining workmen, materials or transport, government action, epidemic, difficulty or impossibility in obtaining access to any of the Owner Containers, depot closure or other circumstances whatsoever outside the control of such party affecting the performance of such party’s duties hereunder, whether or not similar to the foregoing.

13.	INTEREST/CURRENCY.

All sums payable hereunder shall be paid in the lawful currency of the United States of America. Each party shall (without prejudice to any other remedy available to such party and whether before or after judgment) be entitled to charge interest at a fluctuating rate per annum equal to two per cent (2%) above the prime rate from time to time being in force at Wells Fargo Bank, San Francisco, California U.S.A. on any amount due hereunder which is not paid on or before the due date thereof.

14.	NONDISTURBANCE AGREEMENT.

Owner hereby agrees to cause Administrative Agent and each Lender, and any successors thereto as providers of secured financing to Owner (collectively, “Financiers” and such secured financings, “Secured Debt”) to enter into a Nondisturbance Agreement with Manager substantially in the form of Exhibit C hereto.

15.	INDEMNIFICATION.

15.1 Owner Obligations. Owner agrees to indemnify and hold harmless each and all of Manager and its Affiliates, and their respective shareholders, officers, directors, agents, employees, representatives, successors and permitted assignees (collectively, “Manager Indemnified Parties”) from and against any and all third party claims, actions, suits, damages, judgments, expenses, losses or liabilities, including, without limitation, reasonable attorneys’ fees and other out-of-pocket expenses incurred in defending against the same (collectively, “Claims or Losses”) which may be incurred or suffered by or asserted against any Manager Indemnified Party and which arise from or relate to the Owner Containers or any services rendered or to be rendered by Manager to or on behalf of Owner pursuant to the terms of this Agreement; provided however that the foregoing indemnity shall not apply to any Claims or Losses to the extent caused by, or arising from, the gross negligence or willful misconduct of any Manager Indemnified Party.

15.2 Manager Obligations. Manager agrees to indemnify and hold harmless Owner, Owner’s permitted assignees and their respective officers, directors, employees and agents (each of the foregoing, an “Owner Indemnified Party”) from and against any and all Claims or Losses that may be incurred or suffered by any Owner Indemnified Party to the extent caused by, or arising from (A) breach by the Manager of obligations and/or covenants contained in this Agreement, (B) any failure of any of the Manager’s representations and warranties under this Agreement to be true and correct in all material respects on and as of the date when made, or (C) the gross negligence or willful misconduct of the Manager. Owner and Manager hereby agree that (i) nothing contained in this Agreement (including but not limited to this Section 15.2) shall be interpreted as an explicit or implied guarantee by Manager of the performance of the Owner Containers, and Manager expressly disclaims any and all such guarantees in all respects, and (ii) losses may occur for various reasons including, but not limited to, the financial inability or refusal of the Lessees to make rental payments under the Leases and the inability of Manager to re-lease the Owner Containers in sufficient amounts or at sufficient rates and Manager shall have no liability to Owner for such losses.

15.3 Survival. The respective obligations of the parties hereto under Sections 15.1 and 15.2 shall survive the termination of this Agreement.

16.	REPRESENTATIONS AND WARRANTIES.

16.1 Representations and Warranties of Manager. Manager represents and warrants to Owner that:

(a) Manager is a company duly registered or continued in, and validly existing under the laws of, Bermuda;

(b) Manager has the requisite power and authority to enter into and perform its obligations under this Agreement, and all requisite corporate authorizations have been given for it to enter into this Agreement and to perform all the matters envisaged hereby. Upon execution and delivery hereof, this Agreement will constitute the legal, valid and binding obligation of Manager, enforceable against Manager in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity;

(c) Manager is not in breach of its memorandum of association or continuance or bye-laws, or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs, or any applicable laws and regulations of its jurisdiction of incorporation, in each case, in such a manner as would have a materially adverse effect on its ability to perform its obligations under this Agreement;

(d) the consummation of this Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the memorandum of association or continuance or bye-laws of Manager, or any material term of any agreement or other instrument to which Manager is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such agreement or other instrument, or violate any order, rule, or regulation applicable to Manager of any court or of any federal or state regulatory body, administrative agency, or other governmental authority having jurisdiction over Manager or any of its properties;

(e) to the actual knowledge of Manager, there are (i) no proceedings or investigations pending before any court, regulatory body, administrative agency, or other tribunal or governmental authority (i) asserting the invalidity of this Agreement, (A) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (B) seeking any determination or ruling that might materially and adversely affect the performance by Manager of its obligations under, or the validity or enforceability of, this Agreement, and (ii) no injunctions, writs, restraining orders or other orders in effect against Manager that would adversely affect its ability to perform under this Agreement;

(f) Manager is not a Sanctioned Person and has not been convicted of, pleaded guilty, or charged with any offense involving fraud, corruption, or bribery in any jurisdiction or county;

(g) Manager (i) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted (except where the failure to have such licenses and permits could not individually or in the aggregate have a material adverse effect on the business or condition (financial or otherwise) of Manager or its ability to enter into and conduct such business as currently conducted) and (ii) has the power, authority, and legal right to manage the Owner Containers and to perform its obligations under this Agreement and the transactions contemplated hereby, including performance of the duties and obligations of Manager hereunder;

(h) Manager shall have control over and be responsible for the method or means by which the functions described in Section 4 are performed;

(i) Each Lease originated by the Manager on behalf of the Owner satisfied all of the Lease Requirements (except as otherwise agreed by the Owner); it being understood that any representation to the effect that the Lessee or any sublessee under such Lease is not a Sanctioned Person is made only to the knowledge of the Manager;

(j) All Owner Containers were originally manufactured to ISO specifications in effect as of the effective date of the applicable Lease thereof;

(k) As of their On-hire Date (as defined in the applicable Lease), all Owner Containers delivered from Manager’s depots will conform to International Convention for Safe Containers requirements, are plated accordingly, and will have no less than thirty (30) months validity before any re-examination is required;

(l) Manager has selected the Approved Continuous Examination Program procedure for reinspection control with respect to the Owner Containers; and

(m) As of their On-hire Date (as defined in the applicable Lease), the Owner Containers will correspond with the description set forth in the applicable Lease.

16.2 Representations and Warranties of Owner. Owner represents and warrants to Manager that:

(a) Owner is a company duly registered or continued in, and validly existing under the laws of, Bermuda;

(b) Owner has the requisite power and authority to enter into, deliver and perform its obligations under this Agreement, and all requisite corporate or entity authorizations have been given for Owner to enter into this Agreement and to perform all the matters envisaged hereby. Upon due execution and delivery hereof, this Agreement will constitute the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity;

(c) Owner has not breached its memorandum of association or bye-laws or any other agreement to which it is a party or by which it is bound in the course of conduct of its business and corporate affairs or any applicable laws and regulations of Bermuda in such manner as would in any such case have a materially adverse effect on its ability to perform its obligations under this Agreement;

(d) The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of Owner, or any material term of any agreement, mortgage, deed of trust, or other instrument to which Owner is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement, mortgage, deed of trust, or other instrument, or violate any law or any order, rule, or regulation applicable to Owner of any court or of any federal or state regulatory body, administrative agency, or other governmental authority having jurisdiction over Owner or any of their properties;

(e) There are (i) no proceedings or investigations pending or, to the knowledge of Owner, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by either Owner of its obligations under, or the validity or enforceability of, this Agreement, and (ii) no injunctions, writs, restraining orders or other orders in effect against either Owner that would adversely affect such Owner’s ability to perform under this Agreement;

(f) Owner owns the Owner Containers free and clear of any Lien (other than Permitted Liens);

(g) Owner shall not have control over and not be responsible for the method or means by which the functions described in Section 4 are performed by the Manager; and

(h) Each Lien (if any) on any Lease is restricted solely to certain Owner Containers subject to such Lease and the related rent (and no Container other than any such Owner Container is encumbered by such a Lien).

17.	COVENANTS.

17.1 Covenants of Manager. Manager agrees that:

(a) Liens. Manager agrees not to create, incur or grant, directly or indirectly, any Lien of any kind arising by or through Manager on or concerning the Owner Containers, other than Permitted Liens. Manager shall promptly take or cause to be taken such action as may be necessary to discharge any such Lien.

(b) OFAC. (i) Manager shall ensure that Owner will not derive any of its assets and operating income from investments in or transactions with any Sanctioned Person or Sanctioned Country in the performance of its obligations under this Agreement, unless otherwise authorized by OFAC sanctions or by a license issued by OFAC, and under no circumstances shall Manager derive more than ten percent (10%) of its assets or operating income from investments in or transactions with any Sanctioned Person or Sanctioned Country in the aggregate, in connection with activities performed outside of the scope of this Agreement, unless otherwise authorized by OFAC sanctions or by a license issued by OFAC.

(ii) The Manager will allow each of the Owner, the shareholders of the Owner and the Administrative Agent to conduct, at the expense of such Person, an audit of the screening and monitoring process employed by the Manager to ensure compliance with OFAC Sanctions and CISADA.

(c) Anti-Corruption. (i) The Manager confirms that it has not and at all times hereafter, will not engage in any activity, practice, or conduct that violates the FCPA, the UK Bribery Act 2010 or any other applicable anti-corruption laws.

(ii) The Manager shall at the request of the Owner, the shareholders of the Owner, or the Administrative Agent and at least annually, provide the Owners and the shareholders of the Owners with a certification of compliance with Section 17.1(c)(i) in the form attached as Exhibit D.

(iii) The Manager will allow the Owner, the shareholders of the Owner, and the Administrative Agent to conduct, at the expense of such Person (and no more frequently than once per year for all such Persons), an audit of the Manager’s anti-corruption policy and procedures and its implementation thereof to ensure compliance with the FCPA, the UK Bribery Act 2010 or any other applicable anti-corruption laws.

(iv) The Manager will cooperate fully and in good faith with any inquiry made by the Owner, the shareholders of the Owner or the Administrative Agent if they in their reasonable discretion have reason to believe that the Manager has committed a violation or attempted violation of any applicable anti-corruption laws.

(d) Marks on Leases. Except for the legend required pursuant to Section 4.7 of the Security Agreement, the Manager shall not mark any of the Leases with notations indicating that they have been pledged, assigned or otherwise conveyed to any named Person.

(e) Preservation of Security Interests Under Finance Leases. The Manager shall, at Owner’s sole cost and expense, with respect to any Lessee that leases an Owner Container pursuant to a Finance Lease, take the following actions by not later than 30 days following the Funding Date applicable to such Finance Lease:

(i) if such Lessee’s “location” (as determined pursuant to Section 9-307 of the UCC) is within the United States of America, file in the appropriate filing office a UCC financing statement naming the Lessee, as debtor, Owner, as secured party, and leased Owner Containers as the collateral;

(ii) if such Lessee’s “location” (as determined pursuant to Section 9-307 of the UCC) is not within the United States of America:

(A) file with the Recorder of Deeds of the District of Columbia a UCC financing statement naming the Lessee, as debtor, Owner, as secured party, and the leased Owner Containers as the collateral; and

(B) if the Owner Containers subject to such Finance Lease represent more than five percent (5%) of the aggregate number of all Containers managed by Manager (including all such Containers other than Owner Containers) and such Lessee has a Dynamar Rating of “4” or worse, then (1) file a financing statement (or the equivalent foreign document) in the location of such Lessee’s chief executive office if the law of the jurisdiction in which such chief executive office is located generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, recording, or registration system as a condition or result of the security interest’s obtaining priority over the rights of a lien creditor with respect to the collateral, or (2) if the filing described in clause (1) is not available in such jurisdiction, an Opinion of Counsel or other evidence satisfactory to the Administrative Agent regarding the absence of a filing, recording or registration system in such jurisdiction.

(f) No Bankruptcy Petition Against Owner. Manager will not, prior to the date that is one (1) year and one (1) day after the payment in full of the Aggregate Loan Principal Balance and all other amounts owing by Owner to the Administrative Agent, any Lender or any Interest Rate Hedge Counterparty pursuant to the terms of any Loan Document, institute against Owner, or join any other Person in instituting against Owner, an Insolvency Proceeding. This Section 17.1(f) shall survive the termination of this Agreement.

(g) Tax.

(i) Manager will not hold itself out as a dependent agent or employee of Owner;

(ii) Except for the execution of Leases and the sale of Owner Containers as expressly set forth in this Agreement, Manager will not bind Owner through its activities pursuant to this Agreement contractually or otherwise; and

(iii) Manager shall not take any action that would cause it to be characterized as a dependent agent or employee for U.S. tax purposes.

(h) Default Auditor Reports. The Manager shall forward to the Owner and the Administrative Agent, promptly upon receipt, copies of all reports delivered by the “Default Auditor” under and as defined in the Fourth Amended and Restated Management Agreement, dated as of June 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time), between Textainer Marine Containers Limited, as owner, and TEML, as manager, pursuant to the terms of such agreement.

17.2 Covenants of Owner. Owner agrees that:

(a) Tax.

(i) Owner shall not hold Manager out as a dependent agent or an employee of Owner;

(ii) Owner shall not require that the Manager perform its obligations under this Agreement from a location within the United States of America; provided, however, that the Manager, at no additional expense to Owner, shall arrange (or shall cause an Affiliate to arrange) for the leasing, repair or repossession of Owner Containers located within the United States of America;

(iii) Except for the execution of Leases and the sale of Owner Containers as expressly set forth in this Agreement, Owner shall not give Manager the right to bind Owner through its activities pursuant to this Agreement contractually or otherwise; and

(iv) The Owner shall not Knowingly (as defined below) take or direct the Manager to take any action pursuant to this Agreement in a manner that would cause the Manager to be characterized as a dependent agent or employee of the Owner for U.S. tax purposes. “Knowingly” means the actual knowledge of the officer or employee of the Owner directing such action. If the Owner shall direct the Manager to take any action pursuant to this Agreement in a manner that the Manager believes would cause the Manager to be characterized as a dependent agent or employee of the Owner for U.S. tax purposes, then, prior to taking such directed action, the Manager may send a written request to the Owner to discuss such action and possible alternative approaches to such requested actions. If the Owner and the Manager are unable to mutually agree on a resolution of the Manager’s concern, then Manager may not perform such action in the manner directed by the Owner, and the Manager may perform such action utilizing an alternative method of accomplishing such action.

(b) No Liens on Third-Party Containers. Notwithstanding anything herein to the contrary, Owner shall not create any Lien, or suffer to exist any Lien created by or through Owner (other than by Manager), on any Lease to the extent that such Lease relates to any Containers that are not Owner Containers.

18.	GENERAL.

18.1 Notices. All notices, consents, approvals, requests, demands or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (including by courier), telecopied (with confirmed receipt) or five (5) days after deposit into the mail, registered or certified mail, return receipt requested, postage prepaid, to the following address (or to such other address as a party hereto shall have last designated by notice to other):

To Manager:	Textainer Equipment Management Limited
c/o Century House
16 Par-la-Ville Road
Hamilton HM HX, Bermuda
Telephone: (441) 292-2487
Telefax: (441) 295-4164
Attention: Chief Financial Officer

with a copy to:	Textainer Equipment Management (U.S.) Limited
650 California Street, 16th floor
San Francisco, CA 94108
U.S.A.
Telephone: (415) 434-0551
Telefax: (415) 434-0599
Attention: Chief Financial Officer

To Owner:	TW Container Leasing, Ltd.
Canon’s Court
22 Victoria Street
Hamilton HM12
Bermuda

with a copy to:	Textainer Equipment Management (U.S.) Limited
650 California Street, 16th floor
San Francisco, CA 94108
U.S.A.
Telephone: (415) 434-0551
Telefax: (415) 434-0599
Attention: Chief Financial Officer

To Administrative Agent:	Wells Fargo Securities, LLC
301 South College Street, MAC 010153-082
Charlotte, NC 28288
Telephone: 704-383-9317
Attention: Ms. Jessica Gray

18.2 Attorneys’ Fees. If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach, default, in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorneys’ fees and other costs incurred in connection therewith.

18.3 Further Assurances. Owner and Manager shall each perform such further acts and execute such further documents as may be necessary to implement the intent of, and consummate the transactions contemplated by, this Agreement.

18.4 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Clause of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Clause of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

18.5 No Partnership. Nothing in the Agreement shall be deemed for U.S. tax or other purposes to constitute a partnership, joint venture or other entity between Owner and Manager or among Owner, other owners of Containers managed by Manager generally and/or Manager. Under no circumstances may this Agreement be interpreted to provide for a sharing of benefits between Owner and Manager or among Owner and the owners of other Containers managed by Manager.

18.6 Waiver. Subject to Section 18.9, waiver of any term or condition contained in this Agreement by either party to this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or as a waiver of any other term or condition contained in this Agreement. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof.

18.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.8 Entire Agreement. This Agreement embodies the entire agreement and understanding between Owner and Manager and supersedes all prior agreements and understandings relating to the subject matter hereof. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous agreement. All exhibits and schedules attached hereto or referred to herein are incorporated herein by this reference.

18.9 Amendments.

(a) Subject to Section 18.9(a)(i), this Agreement may not be modified, amended or terminated except by an instrument in writing signed by Owner and Manager and consented to by the Majority Lenders (or Administrative Agent on behalf of the Majority Lenders). Any provision of this Agreement may be waived only in writing by the party to be charged with the waiver.

(i) Notwithstanding the foregoing, (A) the Owner and the Manager may modify or amend the definitions of the terms “Expected Margin”, “Equipment Parameters” and “Gross Yield” without the consent of any other Person, (B) Schedule 1 may be amended by Manager from time to time upon notice to Owner, without the further consent of any other Person, (C) Schedule 2 may be amended by the Owner, upon not less than sixty (60) Business Days prior written notice to Manager, in order to reflect changes in the regulatory reporting requirements applicable to the Owner or any of its shareholders, without the further consent of any other Person, and (D) Schedule 3 may be amended from time to time by Owner (as required by applicable law) upon notice to Manager, without the further consent of any other Person.

(b) If Owner requests that Manager amend this Agreement, or otherwise undertake some action not covered by this Agreement, including, without limitation, a change of Owner, then Owner shall pay to Manager a fee to be determined at that time by Manager in its reasonable discretion; provided that, if the Owner shall amend Schedule 2 and Manager shall notify the Owner of Manager’s intent to charge a fee to cover the incremental costs associated with performing the revised duties associated with such amendment, the Owner and Manager shall negotiate in good faith to agree upon the amount of such fee. If the Owner and Manager do not agree on the amount of such incremental costs, the Owner may terminate this Agreement in accordance with Section 9.1.

18.10 Counterparts. This Agreement may be signed in two or more counterparts each of which shall constitute an original instrument, but all of which together shall constitute but one and the same instrument.

18.11 Signatures. Any signature required with respect to this Agreement may be provided via facsimile, provided that original of such signatures are supplied by each party to the other party promptly thereafter.

18.12 Governing Law. This Agreement shall be construed and governed by the internal laws, and not the law of conflicts (if it would result in the application of the laws of any other jurisdiction), of the State of California, U.S.A. to agreements made and to be performed in the State of California, U.S.A.

18.13 Jurisdiction and Venue. Any legal suit, action or proceeding against Owner or Manager arising out of or relating to this Agreement, or any transaction contemplated hereby, may be instituted in any federal or state court in the City and County of San Francisco, California, U.S.A. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and, solely for the purposes of enforcing this Agreement, irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

18.14 Service of Process. Legal process in any action or proceeding arising out of or connected with this Agreement may be served on Owner or Manager anywhere in the world. Owner and Manager agree that delivery of any process in any means generally provided for notice pursuant to the notice provisions of Section 18.1 shall constitute valid and lawful service of process against the addressee, without the necessity for service by any other means provided by statute, court rule or other applicable law and agrees to provide any waivers or consents to service necessary to effect service. Nothing in this Section 18.14, however, shall affect the right of any party to serve process in any other manner permitted by law.

18.15 Third Party Beneficiaries. The Administrative Agent and each of the Lenders is an express third party beneficiary of this Agreement and, as such, shall have full power and authority to enforce the provisions of this Agreement against the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TEXTAINER EQUIPMENT MANAGEMENT LIMITED
By Continental Management Limited, its Assistant Secretary

By	/S/ PHILIP K. BREWER
Name:
Title:

TW CONTAINER LEASING, LTD.

By	/S/ ROBERT D. PEDERSEN
Name:
Title:

By	/S/ ROBERT CAPPS
Name:
Title:

Consented to by:

WELLS FARGO SECURITIES LLC,
as Administrative Agent

By:	/S/ KEVIN C. RYAN
Name:
Title: